Exhibit 99.2

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

(405) 254-5839

GMX RESOURCES INC. ANNOUNCES CAPEX REDUCTION OF $23 MILLION FOR 2011 WITH PLANS TO SUBLEASE AN ADDITIONAL RIG; AND FOCUSES DRILLING PROGRAM ON LONGER LATERALS WITH 7.2 BCFE ESTIMATED ULTIMATE RECOVERIES

Oklahoma City, Oklahoma, Tuesday, October 5, 2010 GMX RESOURCES INC., NYSE: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announces a reduction in Capex for 2011 from previous guidance of $175 million to $152 million. The Company intends to sublease three of four contracted H&P FlexRig3™ rigs and to operate a one rig program beginning in November of 2010 and continuing until June of 2011. The Company has identified 144 locations that will allow for drilling of laterals with an average length of 6,460 feet. It is the Company’s expectation that these longer laterals will produce an average Estimated Ultimate Recovery (“EUR”) of 7.2 Bcfe.

Reduce 2011 Capex/ Harmonize Drilling with Frac Schedule

•	2011 Capex Reduced from $175 M to $152M

•	Sublease 3 rigs – run 1 rig until mid year 2011

•	Rig 1: Continuous Drilling

•	Rig 2: Sublease November 1, 2010 – June 2011

•	Rig 3: Sublease for life of contract

•	Rig 4: Already subleased for life of contract

•	Reduce number of uncompleted wells in inventory from 6 to 2

Our capital expenditures for 2010 will remain at $175 million but based on fewer wells being drilled in 2011 and an expected decline in Completed Well Costs (“CWC”) to approximately $8.2 million per well, our CAPEX for 2011 is now budgeted for $152 million vs. previous guidance of $175 million. Based on a current spud to spud cycle of approximately 36 days we expect that one rig will drill 10 wells per calendar year vs. an historical average spud to spud cycle of 45 days and 8 wells per rig per calendar year.

The Company has scheduled commitments to complete (fracture stimulation) four wells in Q4 2010. The number of drilled and cased wells awaiting completion currently stands at six wells and with a continuation of a current two rig program, the number of drilled but uncompleted wells would continue to increase into 2011. As a result, the Company has decided to sublease three of our contracted H&P FlexRigs. The Company will pursue sublease opportunities as we believe the market for H&P FlexRig3s™ remains robust. The Company currently has two rigs subleased; one for the remainder of the term of the contract and one until January of 2011. The Company intends to operate with one rig until such time as the inventory of wells drilled but uncompleted declines to two wells and fracture stimulation service availability is sufficient to support a two rig drilling program. At this time we anticipate resuming drilling with two rigs beginning in June 2011.

Faster Drilling; Longer Laterals; Higher EURs

•	Drilling efficiencies allow for 10 H/B Hz wells to be drilled /yr/ rig vs. of 8 wells / yr

•	Production growth achieved with less rigs and capex

•	Internal estimates 7.2 Bcfe per 6,640 lateral vs. 5.4 Bcfe per 4,500 lateral

•	Company has indentified 144 undrilled H/B Hz locations for 6,640 laterals

The Company has identified 144 locations where we have the ability to drill wells with an average lateral length of 6,460 feet on our existing property base. These longer lateral length wells are expected to produce an average estimated ultimate recovery of 7.2 Bcfe. We have continued to see a reduction in the cost per lateral foot as the average lateral length of completed wells increase. In the first quarter of 2010, our cost per lateral foot was $2,029 with an average lateral length of 4,339 feet. In the third quarter of 2010, our cost per lateral foot has decreased to $1,785 with an average lateral length of 5,073 feet and as we continue to drill longer lateral wells, we expect the cost per lateral foot to further decline.

Production Growth

Total production for the third quarter of 2010 is expected to be 4.6 Bcfe and our revised guidance for the fourth quarter and year end is 4.9 Bcfe and 17.1 Bcfe, respectively. The 4.6 Bcfe of production for the third quarter represents a 7% increase from the previous quarter. The Company had anticipated that it would complete six wells in the third quarter but due to fracture stimulation delays, the total number declined to three wells. The third quarter 2010 production from the Haynesville/Bossier (“H/B”) was 32 Mmcfe/day. H/B production increased 10% from the second quarter of 2010 despite a 50% reduction in the number of completions as compared to the previous quarter. The Company had originally expected to complete 20 H/B Hz wells in 2010 and as a result of the delays in fracture stimulation services, we will exit the year with 16 completions. Sequential growth in production over 2009 is expected to be 28% for the year.

Michael J. Rohleder, President stated “Q3 remained a challenging environment for the natural gas industry. While our production results are slightly below our previous guidance it is gratifying to see that individual H/B Hz well performance has continued to increase. Our decision to sublease one more rig is based on the assumption that frac services will remain tight through the fourth quarter and first half of 2011. Our goal is harmonize our drilling pace with frac availability and keep our inventory of wells waiting on completion below two; we currently have six. We anticipate frac services catching up through the first half of 2011 which will allow us to resume our two rig program in June. Our capex budget for 2011 has been reduced to $152 million which is a $23 million reduction from previous guidance reflecting this change along with an increased pace of drilling.”

GMXR is a ‘Pure Play’, E & P Company with operations in East Texas focused on Haynesville/Bossier (H/B) Horizontal Shale and Cotton Valley Sand (CVS) development. The Company had 355 Bcfe in proved reserves (YE2009). The Company has bought puts for 14.9 BCFe in 2011 and 16.7 Bcfe in 2012 with strike prices above $6.00 per MMBtu. The Company expects full year 2010 production growth of 28% over 2009. The 2010 production is comprised of approximately 9% NGLs, 3% oil and 88% natural gas. Multiple resource layers across the Company’s East Texas property base provide a robust inventory for high probability, repeatable, organic growth and contain 268 net H/B Hz undrilled locations and 1,092 net CVS un-drilled locations. The leased acreage is very contiguous, and the Company utilizes existing infrastructure throughout this property base.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.